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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*



                       PLANET POLYMER TECHNOLOGIES, INC.
                    ---------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                    ---------------------------------------
                         (Title of Class of Securities)


                                  727044 10 9
                    ---------------------------------------
                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            FILED FEBRUARY 13, 1998
                     (REFLECTING OWNERSHIP AS OF 12/31/97)
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---------------------------------           ------------------------------------
CUSIP NO. 727044 10 9                13G      Page 2 of 4 Pages
---------------------------------           ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BRIAN TO
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

             CANADA
--------------------------------------------------------------------------------

    NUMBER             5       SOLE VOTING POWER
      OF                       527,111
    SHARES             ---------------------------------------------------------
 BENEFICIALLY          6       SHARED VOTING POWER
   OWNED BY                    -0-
     EACH              ---------------------------------------------------------
   REPORTING           7       SOLE DISPOSITIVE POWER
    PERSON                     527,111
     WITH              ---------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
             525,111
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             9.98%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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---------------------------------           ------------------------------------
CUSIP NO. 727044 10 9                13G      Page 3 of 4 Pages
---------------------------------           ------------------------------------


ITEM 1.

        (a)  Name of Issuer:            PLANET POLYMER TECHNOLOGIES, INC.

        (b)  Address of Issuer's Principal Executive Offices:
                                        9985 BUSINESSPARK AVENUE, SUITE A
                                        SAN DIEGO, CA 92131

ITEM 2.

        (a)  Name of Person Filing:     BRIAN TO

        (b)  Address of Principal Business Office, or, if none, Residence:
                                        201 HARRISON STREET, SUITE 607
                                        SAN FRANCISCO, CA 94105

        (c)  Citizenship:               CANADA

        (d)  Title of Class of Securities:
                                        COMMON STOCK

        (e)  CUSIP Number:              727044 10 9

ITEM 3.          NOT APPLICABLE

ITEM 4.          OWNERSHIP.

                 (a) Amount Beneficially Owned: 525,111 INCLUDING 66,134 SHARES ISSUABLE UPON EXERCISE OF OPTIONS HELD BY MR. TO. OPTIONS EXPIRE IN APRIL 2000.

                 (b)      Percent of Class:  9.98%

                 (c)      Number of Shares as to which such person has:

                          (i)     sole power to vote or to direct the vote:
                                  527,111
                          (ii)    shared power to vote or to direct the vote:
                                  -0-
                          (iii) sole power to dispose or to direct the disposition of: 575,111
                          (iv) shared power to dispose or to direct the disposition of: -0-

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 NOT APPLICABLE

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 NOT APPLICABLE.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 NOT APPLICABLE.
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---------------------------------           ------------------------------------
CUSIP NO. 727044 10 9                13G      Page 4 of 4 Pages
---------------------------------           ------------------------------------


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 NOT APPLICABLE.


ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 NOT APPLICABLE.


ITEM 10.         CERTIFICATION.

                 NOT APPLICABLE.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        04 Feb '98
                                        -------------------------------------
                                        Date


                                        /s/ Brian To
                                        -------------------------------------
                                        Signature


                                        Brian To
                                        -------------------------------------
                                        Name/Title